EXHIBIT 21.1
                List of Subsidiaries of Latitude Solutions, Inc.




LATITUDE  CLEAN  TECH  GROUP,  INC.
A  Florida  Corporation -  Wholly-owned subsidiary


TRINITY SOLUTIONS, INC.
A Florida Corporation - Wholly-owned subsidiary


6709800  CANADA,  INC.  DBA  GPSLATITUDE
A Canadian  Corporation  - 50% owned subsidiary


LATITUDE ENERGY SERVICES, LLC
A Nevada Limited Liability Company - 70% owned subsidiary